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                                                                   EXHIBIT 10(o)

CEO Challenge Bonus

A CEO Challenge Bonus program was established for the calendar years 2000 and 2001. The goals of the CEO Challenge Bonus program are to support the Company's need to retain key executives and provide additional incentives to improve the financial performance of the Company. Executive officers are eligible to participate in the CEO Challenge Bonus. The CEO Challenge bonus provides an annual opportunity equal to one-half of each executive's annual bonus target amount payable over a period of four quarters if performance targets are met. For 2000, the CEO Challenge Bonus was based on quarterly EPS targets. The EPS target for the first quarter was achieved and bonus amounts were paid accordingly. For the remaining quarters of 2000, EPS targets were not achieved and bonus opportunities were forfeited. For 2001, the CEO Challenge bonus will also be based on quarterly EPS targets.